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INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TX 75242

                                       Employer Identification Number:
Date: OCT 15 1996                        75-2239444
                                       File Folder Number:
VARI-LITE HOLDINGS INC                   750020241
C/O JOHN A KOBER                       Person to Contact:
BOSWELL & KOBER PC                       JILL RUTHERFORD
600 N PEARL STREET STE 2230 LB 110     Contact Telephone Number:
DALLAS, TX 75201                         (214) 767-6023
                                       Plan Name:
                                         VARI-LITE HOLDINGS INC EMPLOYEES'
                                         STOCK OWNERSHIP PLAN
                                       Plan Number: 002

Dear Applicant:

    We have made a favorable determination of your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

    Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

    The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information of the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that your read the publication.

    This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

    This determination letter is applicable for the plan adopted on September 27, 1995.

    This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

    This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

    This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

    This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of

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                                      -2-

VARI-LITE HOLDINGS INC


section 410(b) of the Code.

    This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

    We have sent a copy of this letter to your representative as indicated in the power of attorney.

    If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                       Sincerely yours,

                                       /s/ Bobby E. Scott
                                       Bobby E. Scott
                                       District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans